Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of AvidXchange Holdings, Inc. of our report dated June 4, 2021, except for the effects of the revision discussed in Note 2 to the consolidated financial statements, as to which the date is September 17, 2021, and except for the effects of the stock split discussed in Note 1 to the consolidated financial statements as to which the date is September 30, 2021, relating to the financial statements, which appears in AvidXchange Holdings, Inc.’s Registration Statement on Form S-1, as amended (File No. 333-259632).

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina

October 15, 2021